La Jolla Pharmaceutical Company Announces First Patient Treated in Clinical Trial of GCS-100 in Chronic Kidney Disease

SAN DIEGO, CA. - (MARKETWIRE-January 28, 2013) - La Jolla Pharmaceutical Company (OTCQB: LJPC) ("La Jolla" and "Company"), a leader in the development of therapeutics that target galectin-3, announced today that it has administered the first dose for its Phase 1/2 clinical trial of GCS-100 in patients with chronic kidney disease ("CKD"). The study is an open-label, multi-center test of GCS-100 in patients with Stage 3b and 4 CKD.

The first patient was treated by Pablo Pergola, M.D., Ph.D., Director of the Clinical Advancement Center at Renal Associates, P.A. "It is an honor to be working with La Jolla as they pioneer the development of GCS-100 in CKD. Having worked in the field of nephrology for over 20 years, I am always excited to see the possibility of a new treatment for my patients who suffer from this disease," said Dr. Pergola.

In addition to Dr. Pergola, other leading nephrology experts have joined the La Jolla study including Geoffrey Block, M.D., CCRI, Director of Clinical Research at Denver Nephrology, P.C., Bhupinder Singh, M.D., FASN, Medical Director at Southwest Kidney Institute, PLC and George Fadda, M.D., FACP, President of California Institute of Renal Research.

The primary objectives of the study include evaluating the safety of a single dose (Part A) and repeat doses (Part B) of GCS-100. Secondary study objectives include evaluating galectin-3 serum levels, renal function and other markers of disease activity in CKD. The study is open to patients at least 18 years of age with moderately severe to severe renal impairment. While not currently anticipated, the study design may be amended from time-to-time to comply with requests from the FDA, the governing Institutional Review Board, study investigators or at the discretion of the Company.

"We are very pleased with the quick progress made to start the phase 1 portion of the trial. We hope to see safety data the first half of this year and a streamlined path to the extended dosing part of the study," said George Tidmarsh, M.D., Ph.D., President and Chief Executive Officer of La Jolla.

About Chronic Kidney Disease

Chronic kidney disease currently affects 14% of Americans or approximately 49 million people. The United States Renal Data System, 2012 Annual Data Report, states that in 2010, costs for CKD reached $41 billion for Medicare alone. Overall per person per year costs for CKD were estimated at $22,323 for Medicare patients of age 65 and older and $13,395 for patients of age 50-64. Patients with CKD may progress to end-stage renal disease ("ESRD"). According to the National Institute of Diabetes and Digestive and Kidney Diseases as of 2008, there were 547,982 individuals in the US under treatment for ESRD and 88,630 deaths per year from ESRD.

About GCS-100

GCS-100 is a complex polysaccharide that has the ability to bind to and block the effects of galectin-3. Galectin-3 is a soluble protein, over-expression of which has been implicated in a number of human diseases including cancer and chronic organ failure. The unique ability of GCS-100 to bind and sequester galectin-3 makes it an ideal candidate to prevent and treat diseases in which galectin-3 plays an important role.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company dedicated to the development of medical treatments that significantly improve outcomes in patients with life-threatening diseases. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. For more information on the Company please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100, the success and timing of future preclinical and clinical studies of this compound, and potential indications for which GCS-100 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.

President & Chief Executive Officer

La Jolla Pharmaceutical Company

Phone: (858) 207-4264

Email: GTidmarsh@ljpc.com

Or

Chester S. Zygmont, III

Director of Finance

La Jolla Pharmaceutical Company

Phone: (858) 207-4264

Email: czygmont@ljpc.com